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                                                               EXHIBIT (a)(1)(V)


We are now down to the last week of the Stock Option Exchange Offering period and need your help. The deadline for returning the form is 5:00 p.m. EDT on July 17, 2003. It is imperative that we get all of the forms back by the deadline (even for those who decide not to participate).

Forms may be returned via fax or in person. Fax the election forms to Tracy Cui at (678) 375-2301. The fax confirmation will serve as confirmation that the election form has been received. Forms may be hand-delivered to Tracy Cui in the Human Resources department in Norcross, 1st floor of Building 4 between the hours of 8:00 am 6:00 pm. A dated receipt will be provided as a confirmation for hand-delivered forms.

Please take a few minutes to complete your form and return to us today. We must be in 100% compliance by 5:00 on the 17th or the exchange will be jeopardized. If you have any questions, please contact Tracy Cui direct at extension 53301.

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We are now down to the last few days of the Stock Option Exchange Offering period. The deadline for returning the form is 5:00 p.m. EDT on July 17, 2003.

We have not yet received your Election Forms. You may go ahead and return your forms if you have a pretty good idea of what your decision will be, and you can always change your mind if you need to before the deadline.

It is imperative that we get your form back by the deadline (even if you decide not to participate)

Forms may be returned via fax or in person. Fax the election forms to Tracy Cui at (678) 375-2301. The fax confirmation will serve as confirmation that the election form has been received. Forms may be hand-delivered to Tracy Cui in the Human Resources department in Norcross, 1st floor of Building 4 between the hours of 8:00 am 6:00 pm. A dated receipt will be provided as a confirmation for hand-delivered forms.

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It is imperative that Corporate HR receives all of the forms back by the deadline (even for those who decide not to participate). If you have any questions about the options exchange program or about how to complete the form, call Tracy Cui in Norcross at 678-375-3301.

Forms may be returned via fax or in person. Fax the election forms to Tracy Cui at (678) 375-2301. Keep the fax confirmation sheet as confirmation that the election form has been received.

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We are now down to the last week of the Stock Option Exchange Offering period.
The deadline for returning the form is 5:00 p.m. EDT on July 17, 2003

It is imperative that we get all of the forms back by the deadline even if you decide not to participate we must receive a form.

Forms may be returned via fax or in person. Fax the election forms to Tracy Cui at (678) 375-2301. The fax confirmation will serve as confirmation that the election form has been received. Forms may be hand-delivered to Tracy Cui in the Human Resources department in Norcross, 1st floor of Building 4 between the hours of 8:00 am 6:00 pm. A dated receipt will be provided as a confirmation for hand-delivered forms.